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EXHIBIT 11


                            Network Long Distance, Inc.
               Computation of Net Income (Loss) per Common Share

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
                                                           Three months ended June 30,
                                                              1997             1996
                                                           -----------     ----------
Computation of net income (loss) per common
  and equivalent share:
  Net income (loss) attributable to common stock           $(2,639,192)    $  224,579
                                                           ===========     ==========

Weighted average number of common shares outstanding        11,486,670      6,821,111
Additional shares assuming conversion of stock options (A)      -             302,651
                                                           -----------     ----------

Weighted average shares for primary and fully diluted
  net income (loss) per share (B)                           11,486,670      7,123,762
                                                           ===========     ==========

Primary and fully diluted net income (loss) per common
  and equivalent share                                     $     (0.23)    $     0.03
                                                           ===========     ==========
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(A) For the three months ended June 30, 1997, additional shares assuming conversion of stock options are not considered because their effects would be anti-dilutive.

(B) For the three months ended June 30, 1996, incremental shares issuable using quarter-end market price are not considered because their effects would be anti-dilutive.